Exhibit 99.1
FLIR Systems Announces Departure of General Counsel

WILSONVILLE, Ore. – February 19, 2019 — FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Todd DuChene, Senior Vice President, General Counsel, Secretary, and Chief Ethics and Compliance Officer, has elected to resign effective the end of March to pursue an opportunity with another company. Under Todd’s leadership, FLIR has significantly expanded its legal capabilities and developed a framework for compliance that will benefit the company moving forward.
“Todd’s leadership and expertise have been critical to FLIR’s success over the past four years,” said Jim Cannon, President and CEO at FLIR. “I’d like to thank Todd for his dedication and contributions to the company and we wish him the best in his future endeavors.”
An external search is underway for Todd’s replacement.
About FLIR Systems, Inc.
Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Media Contact
Tim McDowd
503-498-3146
tim.mcdowd@flir.com

Investor Relations
Jay Gentzkow
503-498-3809
jay.gentzkow@flir.com